                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D/A

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 9 )

                              PRESERVER GROUP, INC.
                    (FORMERLY KNOWN AS MOTOR CLUB OF AMERICA)
           --------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   619823 10 7
           --------------------------------------------------------
                                 (CUSIP Number)

                             William E. Lobeck, Jr.
                               1132 S. Lewis Ave.
                              Tulsa, OK 74104-3906
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                February 28, 2002
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

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CUSIP No. 619823107                   13D                 Page   2 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ARCHER MCWHORTER
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 301,635
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 546,790
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 301,635
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 546,790
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     546,790
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     33.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 619823107                   13D                 Page   3 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     SLEEPY LAGOON LIMITED
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Texas
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 245,155
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 245,155
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     245,155
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     15.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 619823107                   13D                 Page   4 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     GAIL MCWHORTER - S.S. NO. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 2,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 2,000
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.14%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 619823107                   13D                 Page   5 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     ALVIN E. SWANNER
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 301,635
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 546,784
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 301,635
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 546,784
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     546,784
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     33.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 619823107                   13D                 Page   6 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BRION PROPERTIES, A LOUISIANA PARTNERSHIP IN COMMENDAM
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Louisiana
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 245,149
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 245,149
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     245,149
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     15.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 619823107                   13D                 Page   7 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WILLIAM E. LOBECK, JR.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 503,035
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 503,035
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     503,035
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     31.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 619823107                   13D                 Page   8 of  11 Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     KATHRYN L. TAYLOR
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    0
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power 21,665
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power 0
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power 21,665
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     21,665
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
     0
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     1.5%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

         The persons signing this Schedule 13D Amendment 9 (collectively the "REPORTING PERSONS") hereby amend the statement on Schedule 13D as previously amended (collectively, the "SCHEDULE 13D"), with respect to their beneficial ownership of Common Stock par value $.50 of Preserver Group Inc. (formerly known as Motor Club of America), a New Jersey corporation (the "ISSUER or the "COMPANY"). Capitalized terms not otherwise defined shall have the meaning ascribed to them in Amendment 3.

ITEM 1.  SECURITY AND ISSUER

         Common Stock, par value $.50 per share, of the Issuer having principal executive offices at 95 Route 17 South, Paramus, New Jersey 07653.

ITEM 2.  IDENTITY AND BACKGROUND

         No change.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         No change.

ITEM 4.  PURPOSE OF TRANSACTION

         No change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         No change.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The Reporting Persons and the Issuer entered into Amendment No. 1 to Agreement for Self-Tender, Financing and Second-Step Merger dated January 14, 2002, and, pursuant to the Loan Facility dated January 14, 2002 among Archer McWhorter, Alvin E. Swanner and Issuer, the Issuer executed a Convertible Grid Promissory Note dated February 28, 2002 payable to Sleepy Lagoon, Ltd. and Brion Properties by which they loaned $5,426,550 to the Issuer, which was deposited with First Union National Bank to pay for the shares of Issuer Common Stock tendered pursuant to the Issuer Self-Tender Offer.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         (a) Issuer Press Release dated February 28, 2002 incorporated by reference to Issuer Form 8K dated February 28, 2002.

         (b) Amendment No. 1 to Agreement for Self-Tender, Financing and Second-Step Merger dated February 11, 2002 among the Reporting Persons and Issuer incorporated by reference to Issuer Schedule TO Amendment No. 1 dated February 11, 2002.

         (c)      Issuer Convertible Grid Promissory Note dated February 28,
                  2002.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                ARCHER MCWHORTER


Dated As of February 28, 2002                   /s/ Archer McWhorter
                                                -------------------------------


                                                SLEEPY LAGOON LTD.


Dated As of February 28, 2002                   By:/s/ Archer McWhorter
                                                   ----------------------------
                                                Name: Archer McWhorter
                                                Title: General Partner

                                                GAIL MCWHORTER

Dated As of February 28, 2002                   /s/  Gail  McWhorter
                                                -------------------------------

                                                ALVIN E. SWANNER


Dated As of February 28, 2002                   /s/ Alvin E. Swanner
                                                -------------------------------

                                                BRION PROPERTIES, a Louisiana
                                                partnership in commendam.

Dated As of February 28, 2002                   By: /s/ Alvin E. Swanner
                                                   ----------------------------
                                                Name: Alvin E. Swanner
                                                Title: General Partner

                                                WILLIAM E. LOBECK


Dated As of February 28, 2002                   /s/ William E. Lobeck
                                                -------------------------------

                                                KATHRYN L. TAYLOR


Dated As of February 28, 2002                   /s/ Kathryn L. Taylor
                                                -------------------------------

                      EXHIBITS TO SCHEDULE 13D AMENDMENT 9

         (a) Issuer Press Release dated February 28, 2002 incorporated by reference to Issuer Form 8K dated February 28, 2002.

         (b) Amendment No. 1 to Agreement for Self-Tender, Financing and Second-Step Merger dated February 11, 2002 among the Reporting Persons and Issuer incorporated by reference to Issuer Schedule TO Amendment No. 1 dated February 11, 2002.

         (c)      Issuer Convertible Grid Promissory Note dated February 28,
                  2002.